Exhibit 99.1
Chart Industries Reports 2007 Fourth Quarter and Year-End Results
Cleveland, Ohio — February 28, 2008 — Chart Industries, Inc. (NASDAQ: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, today reported results for the fourth quarter and year ended December 31, 2007.

-	Fourth quarter net income up 91% on net sales increase of 26%

-	2007 net income up 64% on 24% increase in net sales to $666 million

-	Backlog increases to $475 million based on strong fourth quarter orders of $233 million

-	Company provides positive 2008 outlook
Net sales for the fourth quarter of 2007 increased 26% to $182.7 million from $144.4 million in the fourth quarter of 2006. For the year, net sales rose 24% to $666.4 million from $537.5 million in 2006. Net income for the fourth quarter of 2007 was $16.4 million, or $0.57 per diluted share, an increase of 91% compared with $8.6 million, or $0.33 per diluted share, in the fourth quarter 2006. For the year, net income was $44.2 million, or $1.61 per diluted share, compared with net income of $26.9 million in 2006.
For 2007, pre-tax income and net income included $7.9 million and $5.7 million, or $0.20 per diluted share, respectively, of non-cash stock-based compensation expense and offering expenses related to the secondary stock offering completed during the second quarter of 2007. The Company’s diluted earnings per share, excluding these expenses, was $1.81 per share for 2007.
“We were very pleased with our operating results in the fourth quarter, which was led by our Energy & Chemicals segment,” stated Sam Thomas, Chart’s Chairman, President and Chief Executive Officer. “We finished the year on a very strong note with fourth quarter orders of $233 million and backlog of $475 million, up 49% compared with the end of 2006. Order quotation activity in our Energy & Chemicals segment has been increasing significantly to reflect the global growth in the industrial gas market and ramp-up of clean coal technologies, including Coal to Liquids (“CTL”) and integrated gasification and combined cycle (“IGCC”) power projects. Clean coal processes, whether to produce synthesis gas for petrochemical feedstock or power generation, utilize large quantities of oxygen produced by air separation plants that use our equipment.”
Mr. Thomas continued, “Overall, 2007 was another successful year for Chart as we continue to demonstrate our ability to navigate profitably through continued rapid growth. All of our business segments achieved strong operating performances, reflecting continued robust demand in our markets, most notably the liquefied natural gas (“LNG”) and natural gas segments of the hydrocarbon processing market, but also the global industrial gas market, which has been on an upswing.”

Fourth quarter gross profit improved $10.6 million, or 25%, to $53.0 million from $42.4 for 2006. This gross profit improvement was driven primarily by volume increases and favorable project mix in the Company’s Energy & Chemicals segment.
Selling, general and administrative (“SG&A”) expenses for the fourth quarter were $23.7 million, or 13% of sales, compared with $18.8 million, or 13% of sales, for the same quarter in 2006. The increase in SG&A expenses was mostly attributable to higher employee-related and infrastructure spending to support business growth, and variable compensation expenses due to improved operating performance.
Net interest expense and financing costs amortization for the fourth quarter was $5.2 million compared with $6.6 million for the same quarter in 2006. This decrease reflects lower long-term debt outstanding as a result of $40.0 million of voluntary principal prepayments in the second quarter of 2007, and greater interest income as a result of a higher cash balance during the fourth quarter of 2007.
Income tax expense was $5.0 million for the fourth quarter of 2007 and represented an effective tax rate of 23.3% compared with $4.2 million for the fourth quarter of 2006, which represented an effective tax rate of 31.8%. The full year effective tax rate for 2007 was 28.2% compared with 32.3% for 2006. This decline in the fourth quarter effective tax rate was primarily due to an increase in foreign investment tax credits, and lower foreign tax and domestic state tax rates.
Cash provided by operating activities for the fourth quarter was $28.3 million compared with $2.9 million for the same quarter of 2006. Cash generated from net income and changes in working capital contributed significantly to this strong operating cash flow performance. Capital expenditures for the fourth quarter were $3.5 million compared with $8.8 million in the fourth quarter of 2006. Capital expenditures for both periods consisted primarily of continued strategic expansions at our primary manufacturing facilities. The fourth quarter of 2007 investing activity also included $2.1 million of proceeds from the sale of the Plaistow, NH facility that was closed in 2004.
SEGMENT HIGHLIGHTS
Energy & Chemicals (“E&C”) segment orders for the fourth quarter were $118.8 million, an increase of 66% compared with $71.5 million for the third quarter of 2007. This growth was driven by a fourth quarter order in excess of $25 million for an ethylene cold box in the Middle East and orders in excess of $20 million for large brazed aluminum heat exchangers for air separation plants in China and Southeast Asia. E&C segment orders for 2007 were a record $408.0 million and year-end backlog was $358.8 million, which represents an increase of 73% compared with the end of 2006. The record orders for 2007 reflect strong global demand across many of E&C’s target markets, including LNG, petrochemicals, natural gas processing and industrial gas. E&C segment sales improved by 61% to $84.9 million for the fourth quarter compared with $52.6 million for the same period last year. This increase was primarily due to higher sales volume for large brazed aluminum heat exchangers, cold boxes and process system projects. E&C gross profit margin increased to 27% in the fourth quarter compared with 22% in the same period last year, reflecting a favorable shift in project mix for process systems and a wind-down of the two large installation projects mentioned in prior quarters.
Distribution & Storage (“D&S”) segment sales for the fourth quarter increased slightly to $74.1 million compared with $73.5 million in the 2006 fourth quarter. The improvement reflects volume increases in most product line markets, price increases and foreign currency translation offset largely by lower U.S. bulk storage volume, which was anticipated due to recent consolidations in the industrial gas business. D&S segment gross profit margin was 29% in the fourth quarter compared with 33% last year and reflects higher raw material costs and a product mix change within bulk storage systems.
BioMedical segment sales for the fourth quarter grew by 30% to $23.7 million from $18.3 million in the fourth quarter last year primarily resulting from further penetration of international markets. For the fourth quarter, the gross profit margin increased to 37% from 34% for the same period last year, reflecting higher sales volume and improved manufacturing productivity.
2008 OUTLOOK
Based on current market trends and the strength of backlog, the Company is establishing guidance for 2008 as follows:

-	Net sales are expected in a range of $730 million to $765 million.

-	Diluted earnings per share is anticipated in a range of $2.28 to $2.40 per share based on approximately 29.0 million weighted average shares outstanding.
Similar to historic trends, the Company expects its 2008 results to be stronger in the last three quarters of the year.
FORWARD-LOOKING STATEMENTS
Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s plans, objectives, future revenue, earnings or performance, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “outlook,” “continue,” or the negative of such terms or comparable terminology. Forward-looking statements contained in this news release or in other statements made by the Company are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control, that could cause the Company’s actual results to differ materially from those matters expressed or implied by forward-looking statements. These factors and uncertainties include, among others, the following: the cyclicality of the markets which the Company serves; a delay, significant reduction in and/or loss of purchases by large customers; competition; general economic, political, business and market risks associated with the Company’s international operations; the Company’s ability to successfully manage its growth, including its ability to successfully acquire and integrate new product lines or businesses; the pricing and availability of raw materials; the Company’s ability to manage its fixed-price contract exposure; additional liabilities related to taxes; and litigation and disputes involving the Company, including product liability and warranty claims. For a discussion of these and additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update publicly or revise any forward-looking statement.
Chart is a leading global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located in eight states and an international presence in Australia, China, the Czech Republic, Germany and the United Kingdom. For more information, visit: http://www.chart-ind.com.
As previously announced, the Company will discuss its fourth quarter and full year 2007 results on a conference call on February 28, 2008 at 10:30 a.m. ET. Participants may join the conference call by dialing (800) 374-0113 in the U.S. or (706) 758-9607 from outside the U.S. A live webcast presentation will also be accessible at 10:30 a.m. ET at http://www.chart-ind.com. Please log-in or dial-in five to ten minutes prior to the start time.
A taped replay of the conference call will be archived on the Company’s website, www.chart-ind.com, approximately one hour after the call concludes. You may also listen to a taped replay of the conference call by dialing (800) 642-1687 in the U.S. or (706) 645-9291 outside the U.S. and entering Event ID 34932147. The telephone replay will be available beginning approximately one hour after the end of the call until 11:59 p.m. ET, March 13, 2008.
For more information, click here:
http://www.chart-ind.com/investor_relations.cfm/?b=1444&I=1
Contact:
Michael F. Biehl
Executive Vice President,
Chief Financial Officer
and Treasurer
216-626-1216
michael.biehl@chart-ind.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

Sales	$182,675	$144,422	$666,395	$537,454
Cost of sales	129,641	102,043	476,854	382,535

Gross profit	53,034	42,379	189,541	154,919

Selling, general and administrative expenses (1) (2)	23,683	18,842	92,650	72,214
Amortization expense	2,647	4,053	10,951	15,438
Other operating costs	(27)	92	759	396

	26,303	22,987	104,360	88,048

Operating income (3)	26,731	19,392	85,181	66,871

Other expense (income):
Interest expense, net	4,765	6,205	22,174	25,461
Financing costs amortization	413	404	1,646	1,536
Other expense (income)	263	(356)	42	(533)

	5,441	6,253	23,862	26,464

Income before income taxes and minority interest	21,290	13,139	61,319	40,407
Income tax expense	4,951	4,182	17,319	13,044

Income before minority interest	16,339	8,957	44,000	27,363
Minority interest, net of taxes	(79)	348	(156)	468

Net income	$16,418	$8,609	$44,156	$26,895

Net income per common share — basic	$0.58	$0.34	$1.64	$1.70

Net income per common share -diluted (4)	$0.57	$0.33	$1.61	$1.65

Weighted average number of common shares outstanding — basic	28,087	25,604	26,872	15,835

Weighted average number of common shares outstanding — diluted (4)	28,909	25,755	27,493	16,269

(1) Includes income from insurance proceeds, net of costs, of $2.2 million, related to Hurricane Rita for the year ended December 31, 2006.
(2) The year ended December 31, 2007 includes $7,863 of stock-based compensation expense primarily related to the vesting of performance-based options and other expenses incurred in conjunction with the Company’s secondary stock offering in June 2007.
(3) Includes depreciation expense of $2,389 and $ 1,616 for the three months ended December 31, 2007 and 2006, respectively, and $7,755 and $5,475 for the years ended December 31, 2007 and 2006, respectively.
(4) After giving full effect of the 14,375 shares issued in the third quarter of 2006 in connection with our initial public offering, as if the shares had been outstanding for the full year, pro forma net income per diluted share for the year ended December 31, 2006 would have been $1.04 and pro forma weighted average number of common shares outstanding — diluted would have been 25,755.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

Net Cash Provided by Operating Activities	$28,349	$2,909	$82,507	$36,398

Investing Activities
Capital expenditures	(3,453)	(8,774)	(19,028)	(22,253)
Proceeds from sales of assets	2,099	—	2,099	—
Acquisition of business	—	—	—	(15,927)
Other investing activities	—	(522)	(1,612)	(484)

Net Cash Used In Investing Activities	(1,354)	(9,296)	(18,541)	(38,664)

Financing Activities
Net borrowings (payments) on revolving credit facility or short-term debt	—	748	(750)	(1,606)
Principal payments on debt	—	—	(40,000)	(55,000)
Stock offering, and warrant and option exercise proceeds	1,257	—	43,089	211,733
Cash dividend paid	—	—	—	(150,313)
Other financing activities	1,369	5,259	5,105	4,421

Net Cash Provided By Financing Activities	2,626	6,007	7,444	9,235

Net increase (decrease) in cash and cash equivalents	29,621	(380)	71,410	6,969
Effect of exchange rate changes on cash	822	457	2,605	559
Cash and cash equivalents at beginning of period	62,426	18,777	18,854	11,326

Cash And Cash Equivalents At End of Period	$92,869	$18,854	$92,869	$18,854

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in thousands)

	December 31,
	2007	2006

ASSETS
Current Assets	$329,047	$230,635
Property, plant and equipment, net	99,579	85,723
Goodwill	248,453	247,144
Identifiable intangible assets, net	135,699	146,623
Other assets, net	12,976	14,750

TOTAL ASSETS	$825,754	$724,875

LIABILITIES & SHAREHOLDERS’ EQUITY
Current Liabilities	$174,694	$139,241
Long-term debt	250,000	290,000
Other long-term liabilities	73,069	75,900

Shareholders’ Equity	327,991	219,734

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$825,754	$724,875

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

Sales

Energy & Chemicals	$84,907	$52,598	$253,672	$190,673
Distribution & Storage	74,118	73,520	322,565	268,303
BioMedical	23,650	18,304	90,158	78,478

Total	$182,675	$144,422	$666,395	$537,454

Gross Profit

Energy & Chemicals	$23,171	$11,593	$58,102	$39,676
Distribution & Storage	21,176	24,492	100,673	87,283
BioMedical	8,687	6,294	30,766	27,960

Total	$53,034	$42,379	$189,541	$154,919

Gross Profit Margin

Energy & Chemicals	27.3%	22.0%	22.9%	20.8%
Distribution & Storage	28.6%	33.3%	31.2%	32.5%
BioMedical	36.7%	34.4%	34.1%	35.6%
Total	29.0%	29.3%	28.4%	28.8%

Operating Income

Energy & Chemicals	$16,561	$7,219	$33,821	$18,957
Distribution & Storage	12,350	14,940	66,167	54,545
BioMedical	5,067	3,114	17,788	15,969
Corporate (1)	(7,247)	(5,881)	(32,595)	(22,600)

Total	$26,731	$19,392	$85,181	$66,871

(1) The Corporate operating loss for the year ended December 31, 2007 includes $7,863 of stock-based compensation expense primarily related to the vesting of performance-based options and other expenses incurred in conjunction with the Company’s secondary stock offering in June 2007.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in thousands)

	Three Months Ended		Year Ended
	December 31,	September 30,	December 31,
	2007	2007	2007	2006

Orders
Energy & Chemicals	$118,810	$71,453	$408,020	$230,460
Distribution & Storage	90,362	81,771	324,698	296,136
BioMedical	23,893	22,202	94,045	79,171

Total	$233,065	$175,426	$826,763	$605,767

Backlog

Energy & Chemicals	$358,784	$325,717	$358,784	$207,668
Distribution & Storage	107,011	90,802	107,011	105,070
BioMedical	9,483	9,534	9,483	6,415

Total	$475,278	$426,053	$475,278	$319,153